Exhibit A

AGREEMENT

The undersigned agree that this Amendment No. 1 to Schedule 13G dated February 14, 2022 relating to the Ordinary Shares, par value NIS 0.25, of ReWalk Robotics Ltd. shall be filed on behalf of the undersigned.

Armistice Capital, LLC

By:	/s/ Steven Boyd
Steven Boyd
Managing Member

/s/ Steven Boyd
Steven Boyd